Exhibit 35.4

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Automotive Trust (USA) 2006-2

I, Richard Farrand, Chief Operating Officer of HSBC Electronic Data Processing (India) Private Limited (the “Company”), pursuant to Item 1123 of Regulation AB under the Securities Act of 1934, as amended, and Section 4.10(a) of the Sale and Servicing Agreement, dated as of July 26, 2006 (the “Agreement”), among HSBC Automotive Trust (USA) 2006-2, as Issuer, HSBC Auto Receivables Corporation, as Seller, HSBC Finance Corporation, as Servicer, The Bank of New York, as Indenture Trustee, and HSBC Bank USA, National Association, as Administrator, hereby certify that:

1.	A review of the activities of the Company from July 26, 2006 through December 31, 2006 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 5th day of March 2007.

HSBC Electronic Data Processing (India) Private

Limited

By:	/s/ Richard Farrand
Name: Richard Farrand
Title: Chief Operating Officer